UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

KLR ENERGY ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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KLR ENERGY ACQUISITION CORP.

811 Main Street, 18th Floor

Houston, Texas 77002

PROXY STATEMENT REVISION FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2017

On April 12, 2017, KLR Energy Acquisition Corp., which we refer to as “we”, “us”, “our”, “KLRE” or the “Company”, filed and commenced mailing its definitive proxy statement (the “Proxy Statement”) related to the special meeting of stockholders to be held on April 26, 2017, to consider and vote upon, among other things, the approval of its previously announced proposed business combination pursuant to the Business Combination Agreement, dated as of December 20, 2016, by and between the Company and Tema Oil and Gas Company (the transactions contemplated thereby, the “Business Combination” and such proposal, “Business Combination Proposal”).

The purpose of this revision to the Proxy Statement (this “Proxy Revision”) is to (i) extend the deadline for public shareholders to exercise their redemption rights such that the public shareholders will be required to submit their request for redemption by 5:00 p.m., Eastern Time, on April 25, 2017 (the “Revised Redemption Deadline”), (ii) amend and supplement certain information present in the section entitled, “Proposal No. 11—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and the PIPE Investment” (“Proposal No. 11”) and (iii) correct certain disclosure in the Proxy Statement under the heading “Description of Securities—Authorized and Outstanding Stock— 8.0% Series A Cumulative Perpetual Preferred Stock” (the “Preferred Stock Description”).

On April 19, 2017, the Company announced that it would extend the deadline for public shareholders to exercise their redemption rights, such that public shareholders will be required to submit their request for redemption by 5:00 p.m., Eastern Time, on April 25, 2017. Any public shareholders who have previously delivered the shares of the Company’s Class A common stock for redemption and decide not to exercise their redemption rights should contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, and request the return of their shares (physically or electronically) prior to the Revised Redemption Deadline. Any redemption requests, once made, including any previous exercises of redemption rights, may be withdrawn at any time until the Revised Redemption Deadline and thereafter, with the Company’s consent, until the special meeting. For purposes of clarification, set forth below are the revised redemption instructions reflecting the Revised Redemption Deadline.

In Proposal No. 11, the Company disclosed that stockholder approval is needed in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d). The Company is revising Proposal No. 11 in order to clarify that shares of Class A common stock and Series A Preferred Stock could be issued pursuant to a side letter entered into between Rosemore, Inc., KLR Energy Sponsor, LLC and the Company (the “Side Letter”) and that dividends on the Series A Preferred Stock could be paid, at the sole discretion of the Company, in additional shares of Series A Preferred Stock. Set forth below is the revised Proposal No. 11 that is amended and supplemented by this Proxy Revision.

In the “Description of Securities—Authorized and Outstanding Stock— 8.0% Series A Cumulative Perpetual Preferred Stock” section of the Proxy Statement, the Company inaccurately described the terms of the dividends payable upon the Company’s Series A Preferred Stock. The Company is revising the Preferred Stock Description in order to clarify that dividends on the Series A Preferred Stock could be paid, at the sole discretion of the Company, in additional shares of Series A Preferred Stock. Set forth below is the corrected Preferred Stock Description that is amended and supplemented by this Proxy Revision.

Other than the amendment and supplemental disclosures contained in this Proxy Revision, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote in person or by proxy at the special meeting of the stockholders to be held on April 26, 2017. Capitalized terms used but not otherwise defined in this Proxy Revision have the meanings ascribed to them in the Proxy Statement. To the extent the information herein differs from or updates information contained in the Proxy Statement, the information herein is more current. You may access the Company’s filings through the website maintained by the SEC at http://www.sec.gov.

This Proxy Revision is dated April 19, 2017.

This Proxy Revision should be read in conjunction with the Proxy Statement, which should be read carefully and in its entirety.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this Proxy Revision is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 101 of the Proxy Statement.

Revised Redemption Date

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) affirmatively vote either for or against the Business Combination Proposal, (ii) check the box on the enclosed proxy card to elect redemption, and (iii) prior to 5:00 PM Eastern Time on ~~April 24, 2017~~ April 25, 2017 (~~two (2) business days~~ one (1) business day before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Revised Proposal No. 11

PROPOSAL NO. 11—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND PIPE INVESTMENT

Overview

Assuming the Business Combination Proposal is approved, a portion of the consideration to be paid to Tema in connection with the Business Combination will consist of 29,807,692 newly issued shares of Class B common stock. Pursuant to the SHRRA, our Sponsor and Tema will be bound by certain transfer restrictions on their common stock for up to two (2) years following the closing of the Business Combination. Pursuant to the SHRRA, our Sponsor, Tema and Anchorage will also be entitled to certain registration rights with respect to our common stock. For more information on the Shareholders’ and Registration Rights Agreement see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement”.

In connection with the Business Combination, the Company also intends to issue Series A Preferred Stock and warrants in a private placement (subject to customary terms and conditions, including the closing of the Business Combination) to certain qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, for gross proceeds to the Company of $75 million. The investors in the PIPE Investment will be entitled to certain customary registration rights, including the filing of a resale shelf registration statement within seven (7) days after the consummation of the Business Combination.

To the extent that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. have agreed to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to the Side Letter.

The terms of the Class B common stock issued in the Business Combination and the securities issued in connection with the PIPE Investment or pursuant to the Side Letter are complex and only briefly summarized above. For further information, please see the full text of the Business Combination Agreement, which is attached as Annex A hereto, ~~and~~ the Shareholders’ and Registration Rights Agreement, which is attached as Annex F hereto, the Side Letter, which is attached as Annex G hereto, and the Form of Certificate of Designations, which is attached as Annex I hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Company may issue 20% or more of our outstanding Class A common stock (combined with securities convertible into or exercisable for common stock) or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the private placement of Class B common stock and warrants in connection with the Business Combination, the shares of Class A common stock or Series A Preferred Stock issuable pursuant to the Side Letter and the Series A Preferred Stock and warrants issuable in connection with the PIPE Investment.

Under NASDAQ Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control. We currently have 10,231,650 shares of common stock outstanding. We intend to issue up to 29,807,692 shares of Class B common stock and 4,000,000 warrants to Tema in connection with the Business Combination, and 75,000 shares of Series A Preferred Stock (which are convertible into 6,521,739 shares of Class A common stock) and 5,000,000 warrants in the PIPE Investment. In addition, we may issue shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to the Side Letter. Dividends on the Series A Preferred Stock could be paid, at the sole discretion of the Company, in additional shares of Series A Preferred Stock, each of which will be convertible into shares of Class A common stock as described elsewhere in this Proxy Statement. Because the issuances to Tema and the PIPE investors may result in Tema and/or PIPE investors beneficially owning 20% or more of the outstanding shares of common stock, it is possible that such issuances may be deemed a change of control, so we are seeking approval of our stockholders under NASDAQ Listing Rule 5635(b).

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. It is also a condition of the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, up to an aggregate of 75,000 shares of Series A Preferred Stock and 5,000,000 warrants may initially be issued in connection with the PIPE Investment, in addition to the 29,807,692 shares of Class B common stock and 4,000,000 warrants issued pursuant to the Business Combination Agreement, representing up to 443% of the shares of our common stock outstanding on the date hereof. In addition, we may issue shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to the Side Letter. Dividends on the Series A Preferred Stock could be paid, at the sole discretion of the Company, in additional shares of Series A Preferred Stock, each of which will be convertible into shares of Class A common stock as described elsewhere in this Proxy Statement. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The approval of the NASDAQ Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock voted at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal. This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND PIPE INVESTMENT.

Revised Preferred Stock Description

8.0% Series A Cumulative Perpetual Preferred Stock

We intend to issue 75,000 shares of 8.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) pursuant to the PIPE Investment. Pursuant to the Certificate of Designations, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends, payable in cash, ~~Class A common stock~~ Series A Preferred Stock, or a combination thereof, in each case at the sole discretion of the Company, at an annual rate of 8% on the $1,000 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2017.

Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into ~~89.9565~~ 86.9565 shares of our Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations. Under certain circumstances, we will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 6,521,739 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred Stock.

At any time on or after the second anniversary of the Closing Date of the Business Combination, we may, at our option, give notice of our election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A common stock at the conversion rate, if the closing sale price of our Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations. However, in any 30-day period, we may not convert a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Except as required by law or the Certificate of Incorporation, which includes the Certificate of Designations, the holders of Series A Preferred Stock have no voting rights (other than with respect to certain matters regarding the Series A Preferred Stock or when dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including our Class A common stock).

Additional Information about the Transaction and Where to Find It

In connection with the Business Combination, KLRE filed a definitive proxy statement with the SEC on April 12, 2017 and, on April 12, 2017, commenced mailing such definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of KLRE are advised to read the definitive proxy statement, and any amendments or supplements thereto, in connection with KLRE’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination and related transactions because the proxy statement contains important information about the transactions, the parties thereto and risk factors that may affect investors. The definitive proxy statement was mailed to stockholders of KLRE as of March 28, 2017, the record date for voting on the Business Combination. Stockholders may also able to obtain copies of the proxy statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002, Attn: Gary C. Hanna.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at: Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers call collect at: (203) 658-9400), email: KLRE.info@morrowsodali.com.

Participants in the Solicitation

KLRE, Tema Oil and Gas Company (“Tema”), and their affiliates, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of KLRE stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in KLRE of directors and officers of KLRE in KLRE’s Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016, and the definitive proxy statement filed with the SEC on April 12, 2017. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to KLRE’s stockholders in connection with the Business Combination are set forth in the proxy statement for the Business Combination. Information concerning the interests of KLRE’s and Tema’s participants in the solicitation, which may, in some cases, be different than those of KLRE’s and Tema’s stockholders generally, are set forth in the proxy statement relating to the Business Combination.